Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3706

Sensient Technologies Corporation
Announces CEO Succession Plan

MILWAUKEE—July 25, 2013—Sensient Technologies Corporation (NYSE: SXT) today announced that Paul Manning has been elected to the position of President and Chief Executive Officer, effective February 2, 2014.  Paul Manning is currently serving as Sensient's President and Chief Operating Officer and has also been a member of Sensient's Board of Directors since October 2012.

Paul Manning is succeeding Kenneth P. Manning, who as previously disclosed will retire from his position as Chief Executive Officer on February 1, 2014.  Mr. Manning has served as Sensient's Chief Executive Officer since 1996.  Under Mr. Manning's leadership, Sensient was transformed from a commodity producer of food products into a technology based, world leading developer and producer of advanced food and beverage colors and flavors, inkjet inks, pharmaceutical excipients, and cosmetic ingredients.  Mr. Manning has also expanded the Company's geographic reach, establishing Sensient as a truly global enterprise.  Following his retirement, Mr. Manning has agreed to serve as Sensient's non-employee Chairman of the Board and Advisor until December 31, 2015, in order to ensure a successful transition.

  Mr. Paul Manning joined Sensient in 2009 as General Manager, Food Colors North America.  He became President of the Color Group in 2010, and was appointed President and Chief Operating Officer of the Company in October 2012.  Under Paul Manning's leadership, Sensient's Color Group achieved record operating profits in each of his years there by directing its strategy and investments toward value added products and new technologies, and by improving internal operations.  Within Sensient's Flavors & Fragrances Group, Paul Manning has driven a strategic and organizational realignment of the business to create an enhanced focus on technology and innovation, emphasizing commercialization of new technologies and a strong focus on sales.  Paul Manning holds a Bachelor of Science degree in Chemistry from Stanford University and an MBA from the Kellogg School of Management at Northwestern University.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company's customers include major international manufacturers representing most of the world's best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com